EXHIBIT 3.10

ARTICLES OF INCORPORATION

OF

WENDY’S OF N.E. FLORIDA, INC.

          The undersigned, acting as Incorporator of a corporation under the Florida General Corporation Act, adopts the following Articles of Incorporation for such corporation:

ARTICLE I - NAME

          The name of this corporation is WENDY’S OF N.E. FLORIDA, INC.

ARTICLE II - DURATION

          The period of its duration is perpetual.

ARTICLE III - PURPOSE

          The purpose is to engage in any activities or business permitted under the laws of the United States and Florida.

ARTICLE IV - CAPITAL STOCK

          The corporation is authorized to issue 1,000 shares, all of one class, at no par value.

ARTICLE V - INITIAL REGISTERED OFFICE AND AGENT

          The name and address of the initial registered agent and office of this corporation is as follows:

CT Corporation Systems
8751 West Broward Boulevard
Plantation, Florida 33324

ARTICLE VI - INITIAL BOARD OF DIRECTORS

          This corporation shall have three (3) directors initially. The number of directors may be either increased or decreased, from time to time, by an amendment of the By-Laws of this corporation in the manner provided by Law, but shall never be less than one (1).

          The names and addresses of the initial directors of this corporation

NAME	ADDRESS

James W. Near	4288 W. Dublin Granville Road
Post Office Box 256
Dublin, OH 43017

John K. Casey	4288 W. Dublin Granville Road
Post Office Box 256
Dublin, OH 43017

Gordon F. Teter	4288 W. Dublin Granville Road
Post Office Box 256
Dublin, OH 43017

ARTICLE VII - BY-LAWS

          The By-Laws of this corporation may be adopted, altered, amended or repealed by either the Shareholders or Directors.

ARTICLE VIII - INCORPORATOR

          The name and address of the Incorporator signing these Articles of Incorporation is:

NAME	ADDRESS

Thomas A. Hanson	3000 Miami Center
201 S. Biscayne Boulevard
Miami, Florida 33131

ARTICLE IX - AMENDMENT OF ARTICLES

          This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment hereto, and any right conferred upon the shareholders is subject to this reservation.

          IN WITNESS WHEREOF, the undersigned Incorporator has executed these Articles of Incorporation this 25th day of May, 1990.

THOMAS A. HANSON

STATE OF FLORIDA )
:SS
COUNTY OF DADE )

          Before me, a Notary Public, authorized in the State and County set forth above, personally appeared Thomas A. Hanson known to me and known by me to be the person who, as Incorporator, executed the foregoing Articles of Incorporation of WENDY’S OF N.E. FLORIDA, INC. and he acknowledged before me that he executed those Articles of Incorporation.

          IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, in the State and County aforesaid, this 25th day of May, 1990.

/s/ Judith Zammas

Notary Public, State of Florida at Large

My Commission Expires:	NOTARY PUBLIC STATE OF FLORIDA
MY COPMMISSION EXP. MAY 11, 1991
BONDED THRU GENERAL INS. UND.

ACCEPTANCE BY REGISTERED AGENT

          HAVING BEEN NAMED TO ACCEPT SERVICE OF PROCESS FOR THE ABOVE STATED CORPORATION, AT THE PLACE DESIGNATED IN ARTICLE V OF THESE ARTICLES OF INCORPORATION, THE UNDERSIGNED CORPORATION HEREBY AGREES TO ACT IN THIS CAPACITY, AND FURTHER AGREES TO COMPLY WITH THE PROVISIONS OF ALL STATUTES RELATIVE TO THE PROPER AND COMPLETE DISCHARGE OF ITS DUTIES.

          DATED THIS 29TH DAY OF MAY, 1990.

CT CORPORATION SYSTEMS

By:	/s/ Ellen McLaughlin

(Corporate Seal)